EXHIBIT 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Filed in the office of	Document Number 20070718750-47
	/s/ Ross Miller Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/22/2007 11:20 AM
Entity Number E0184562005-6

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation: NEXTGEN BIOSCIENCE INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:

100,000,000 SHARES OF COMMON STOCK @ .001
5,000,000 SHARES OF PREFERRED STOCK @ .001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

400,000,000 SHARES OF COMMON STOCK @.001
5,000,000 SHARES OF PREFERRED STOCK @.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

114,897,568 SHARES OF COMMON STOCK

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

SEE ATTACHMENT A TO THIS CERTIFICATE OF CHANGE

7. Effective date of filing (optional): 10/26/07

8.	Officer Signature:	/s/ Mitchell Johnson	President
		Signature	Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.209.2007
Revised: 01/01/2007

Attachment A

to

Certificate of Change Pursuant to NRS 78.209

Name of corporation:

NEXTGEN BIOSCIENCE INC. (the “Company”)

Response to Item 6:

In the event that any fractional common shares result from the forward stock split, the Company will not issue any fractional common shares. Instead, any fractional common shares resulting from the forward stock split will be rounded down to the nearest whole common share. Stockholders of the Company who would otherwise be entitled to receive fractional common shares because they hold a number of common shares that would result in any fractional common shares when multiplied by the exchange ratio of four (4) new shares per one (1) old share would instead receive cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one common share of the Company’s common stock, to which the stockholder would otherwise be entitled, multiplied by the closing trading price of the Company’s common stock on the trading day immediately before the Record Date of October 26, 2007.